Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

        PRESS RELEASE

April 23, 2002

Avnet, Inc. Reports Third Quarter Fiscal Year 2002 Results
Component Sales Resume Growth while Computer Sales Decline

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) reported results today for its third quarter ended March 29, 2002. The Company reported a net loss of $1.25 million, or $0.01 per share on a diluted basis, for the third quarter of fiscal 2002 as compared with a net loss of $2.58 million, or $0.02 per share, for the prior sequential quarter. Net income in the third quarter of fiscal 2001 was $66.8 million, or $0.56 per share on a diluted basis. Sequentially, top line revenues declined by 6% to $2.21 billion, down from $2.36 billion in the prior quarter due to greater than expected softness in the computer businesses. Enterprise sales for the third quarter of fiscal 2001 were $3.46 billion.

Commenting on Avnet’s results, Roy Vallee, Avnet’s Chairman and CEO stated, “Our Electronics Marketing group grew revenue sequentially by 4%. On the other hand, Applied Computing and Computer Marketing revenues were down more than expected, due to limited corporate capital spending in the computing market segments served by these two operating groups. Applied Computing and Computer Marketing revenues were down by 7% and 22%, respectively. Consequently, the combined computer businesses accounted for approximately 45% of the enterprise revenue mix for the third quarter, down from the previous quarter.”

Mr. Vallee also stated: “Gross margin improved sequentially, primarily due to the shift in business mix towards the higher margin component revenues. In addition, our efforts to manage gross margins during a difficult business environment are paying dividends as gross margin increased in all three operating groups. Also, taking into account the $7 million sequential reduction in operating expenses, our third quarter results reflect a reduction of annualized operating expenses in excess of $270 million, as compared with the run rate of expenses at the end of the December 2000 quarter. And, despite revenue declines at the enterprise level, the combination of EM’s sales growth, higher gross margins and lower operating expenses, enterprise operating income margin also improved slightly over the prior sequential quarter.”

Mr. Vallee went on to say, “Looking at our balance sheet, we continue to make strides in working capital efficiency and debt reduction. Again this quarter, driven primarily by a reduction in working capital, and taking into account amounts outstanding under our asset securitization program, we reduced enterprise debt by approximately $120 million. These actions continue to contribute to the P&L through interest expense reductions. Since the end of December 2000, excluding the impact of our accounts receivable securitization program, we have reduced debt by over $1.35 billion. We remain committed to building and maintaining a strong balance sheet.”

Commenting on the upcoming June quarter, Mr. Vallee stated, “We expect the combination of CM and AC revenues to be approximately flat on a sequential basis and we expect continued sequential growth in EM, similar to the third quarter’s performance. Based upon a stronger mix in business revenues, operating leverage and interest expense reductions, earnings per share should improve for the third consecutive quarter, leading the enterprise back into the black. At this point, we anticipate fiscal fourth quarter EPS to range between $0.02 and $0.05.”

Additionally, the Company reported that sales for the first nine months of fiscal 2002, ending in March were $6.78 billion as compared with $10.28 billion for the same period of fiscal 2001. For the first nine months of the current fiscal year, the Company reported a net loss from continuing operations before accumulative effect of change in accounting principle of $23.0 million, or $0.19 per share on a diluted basis, as compared with net income from continuing operations of $231.1 million, or $1.93 per share on a diluted basis in last year’s first nine months. Including income from discontinued operations and the cumulative effect of change in accounting principle related to goodwill, net income for the first nine months of fiscal 2002 was a loss of $603.5 million, or $5.10 per share on a diluted basis compared to last year’s first nine months net income after all special items of $251.5 million, or $2.09 per share on a diluted basis.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in the forward-looking statements. The forward-looking statements herein include statements addressing future financial and operating results of Avnet.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, failure to obtain and retain expected synergies from newly acquired businesses, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2001. Avnet is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s Web site is located at www.avnet.com.

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED

	MARCH 29,	MARCH 30,
	2002	2001	% CHANGE

Sales	$2,214.5	$3,457.2	(36%)

Income (loss) before income taxes	(3.0)	116.1	(103%)

Net income (loss)	($1.3)	$66.8	(102%)

Net earnings (loss) per share:

Basic	($0.01)	$0.57	(102%)

Diluted	($0.01)	$0.56	(102%)

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	NINE MONTHS ENDED

	MARCH 29,	MARCH 30,
	2002 (1)	2001 (1)	% CHANGE

Sales	$6,775.5	$10,276.3	(34%)

Income (loss) from continuing operations before income taxes	(42.9)	402.8	(111%)

Income (loss) from continuing operations	(23.0)	231.1	(110%)

Income from discontinued operations, net of income taxes	—	20.4	(100%)

Income (loss) before cumulative effect of change in accounting principle	(23.0)	251.5	(109%)

Cumulative effect of change in accounting principle	(580.5)	—	—

Net income (loss)	($603.5)	$251.5	(340%)

Earnings (loss) per share from continuing operations:

Basic	($0.19)	$1.97	(110%)

Diluted	($0.19)	$1.93	(110%)

Earnings (loss) per share before cumulative effect of change in accounting principle:

Basic	($0.19)	$2.15	(109%)

Diluted	($0.19)	$2.09	(109%)

Net earnings (loss) per share:

Basic	($5.10)	$2.15	(337%)

Diluted	($5.10)	$2.09	(344%)

(1)	Effective as of the beginning of fiscal 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets,” which requires, among other things, that goodwill no longer be amortized. Had last year’s results also excluded the amortization of goodwill, the third quarter and first nine months net income for fiscal 2001 would have been higher by $8.2 million ($0.07 per share) and $24.4 million ($0.20 per share), respectively.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED

	MARCH 29,	MARCH 30,	MARCH 29,	MARCH 30,
	2002 (1)	2001 (1)	2002 (1)	2001 (1)

Sales	$2,214,451	$3,457,170	$6,775,496	$10,276,255

Cost of sales	1,903,462	2,934,410	5,835,329	8,723,161

Gross profit	310,989	522,760	940,167	1,553,094

Operating expenses	287,978	361,621	889,725	1,021,815

Operating income	23,011	161,139	50,442	531,279

Other income, net	961	9,083	4,750	17,097

Interest expense	(26,959)	(54,153)	(98,131)	(145,567)

Income (loss) from continuing operations before income taxes	(2,987)	116,069	(42,939)	402,809

Income taxes	(1,736)	49,225	(19,905)	171,677

Income (loss) from continuing operations	(1,251)	66,844	(23,034)	231,132

Income from discontinued operations, net of income taxes	—	—	—	20,416

Income (loss) before cumulative effect of change in accounting principle	(1,251)	66,844	(23,034)	251,548

Cumulative effect of change in accounting principle	—	—	(580,495)	—

Net income (loss)	($1,251)	$66,844	($603,529)	$251,548

Earnings (loss) per share from continuing operations:

Basic	($0.01)	$0.57	($0.19)	$1.97

Diluted	($0.01)	$0.56	($0.19)	$1.93

Earnings (loss) per share before cumulative effect of change in accounting principle:

Basic	($0.01)	$0.57	($0.19)	$2.15

Diluted	($0.01)	$0.56	($0.19)	$2.09

Net earnings (loss) per share:

Basic	($0.01)	$0.57	($5.10)	$2.15

Diluted	($0.01)	$0.56	($5.10)	$2.09

Shares used to compute earnings (loss) per share:

Basic	118,859	117,259	118,282	117,118

Diluted	118,859	118,609	118,282	122,243

(1)	Effective as of the beginning of fiscal 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets,” which requires, among other things, that goodwill no longer be amortized. Had last year’s results also excluded the amortization of goodwill, the third quarter and first nine months net income for fiscal 2001 would have been higher by $8.2 million ($0.07 per share) and $24.4 million ($0.20 per share), respectively.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	MARCH 29,	JUNE 29,
	2002 (1)	2001 (1)

Assets:

Current assets:

Cash and cash equivalents	$134,525	$97,279

Receivables	1,332,836	1,629,566

Inventories	1,485,375	1,917,044

Other	104,311	103,600

Total current assets	3,057,047	3,747,489

Property, plant & equipment	408,270	417,159

Goodwill	832,930	1,404,863

Other assets	310,860	294,637

Total assets	4,609,107	5,864,148

Less liabilities:

Current liabilities:

Borrowings due within one year	66,398	1,302,129

Accounts payable	885,134	853,196

Accrued expenses and other	295,601	414,740

Total current liabilities	1,247,133	2,570,065

Long-term debt, less due within one year	1,590,745	919,493

Total liabilities	2,837,878	3,489,558

Shareholders’ equity	$1,771,229	$2,374,590

(1)	The Company has an accounts receivable securitization program whereby it sells an interest in a pool of its trade accounts receivable. The purpose of the program is to provide the Company with an additional source of liquidity at interest rates more favorable than it could receive through other forms of financing. At March 29, 2002 and June 29, 2001, the Company had sold $314.4 million and $350.0 million, respectively, of receivables under the program which is reflected as a reduction of receivables in the above balance sheet.

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED

	MARCH 29,	MARCH 30,	MARCH 29,	MARCH 30,
SALES	2002	2001	2002	2001

Electronics Marketing	$1,215.8	$2,193.6	$3,625.3	$6,732.8

Computer Marketing	551.7	717.2	1,828.4	2,235.8

Applied Computing	447.0	546.4	1,321.8	1,307.7

Consolidated	$2,214.5	$3,457.2	$6,775.5	$10,276.3

OPERATING INCOME (LOSS)

Electronics Marketing	$11.4	$144.9	$4.6	$490.9

Computer Marketing	10.1	22.2	44.0	71.7

Applied Computing	13.5	19.9	45.0	47.0

Corporate	(12.0)	(25.9)	(43.2)	(78.3)

Consolidated	$23.0	$161.1	$50.4	$531.3